RAVEN MOON ENTERTAINMENT, INC.
                       120 International Parkway, Ste. 220
                             Heathrow, Florida 32746


                                  May 20, 2005

United States Securities
and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 3-5
Washington, D.C. 20549


      Re:  Raven Moon Entertainment, Inc./Form SB-2 (SEC file number 333-101060)
           --------------------------------------------------------------------

Ladies and Gentlemen:

     Raven Moon Entertainment, Inc. hereby respectfully requests a withdrawal of its registration statement of Form SB-2, filed with the Commission on November 7, 2002, Commission file number 333-101060.

     Should you have any questions, please contact Ivo Travnicek at (407) 992-1113. Thank you very much for your assistance.


                                            Sincerely,


                                            /s/  Joey DiFrancesco
                                            -----------------------------------
                                                 Joey DiFrancesco, President
                                                 and Chief Executive Officer